Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Brunswick Corporation 2014 Stock Incentive Plan of our reports dated February 14, 2014, with respect to the consolidated financial statements and schedule of Brunswick Corporation and the effectiveness of internal control over financial reporting of Brunswick Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
May 7, 2014